EXHIBIT 99

Letter to Shareowners

Dear Shareowner,

We have now completed our first year of runoff activities and made significant progress towards our ultimate goal of returning our capital (currently $1.2 billion, or $10.16 per share) to shareowners on a timely basis. Indeed our Bermuda insurance regulators have recently approved our first liquidating distribution in the amount of $2 per share ($238 million in total), to be paid on April 9, 2003.

Given our ultimate goal, our runoff plan is relatively simple; in order to increase the amount of capital available for distribution we must first reduce the amount of capital that is required to support our ongoing operating risks.

Our most significant capital requirements arise from our exposure to loss as a result of 1. underwriting losses from new claims on unexpired risks and changes in estimates of the ultimate costs to settle our accrued losses and loss expense obligations; 2. fluctuations in the market value of our investment portfolio; 3. fluctuations in the market value of our real estate assets; and, 4. adverse outcomes in the settlement of our contingent liabilities. Our runoff activities over the last year have therefore targeted these operating risks.

The following successes from these activities have resulted in the release of sufficient capital to permit the payment of our first liquidating distribution:

1.	Reduction in exposure to underwriting losses
a)	We sold our subsidiary, Overseas Partners Cat Ltd., thereby ensuring that we are not exposed to losses from future catastrophic events such as hurricanes and earthquakes from business written by this entity;
b)	We purchased additional reinsurance protection to cover our remaining aviation exposures, such that our maximum net exposure to future events is now less than $3 million per occurrence;
c)	We eliminated $780 million of exposures to future launch or in-orbit satellite failures through the commutation (i.e. negotiated early settlement and release) of a number of reinsurance contracts;
d)	We completed the novation (i.e. transfer of our rights and obligations to other reinsurers) of several multi-year reinsurance programs that had significant future loss exposure and potential cash requirements. We also reduced our exposure to future adverse claims experience through the commutation of a number of other reinsurance programs across all lines of business.

2.	Reduction in the potential for investment losses
a)	We sold a portion of our S&P 500 equity portfolio in the first quarter of 2002, thereby reducing our exposure from 23% of total cash and investments at the start of the year to just 13% at December 31, 2002. These sales were completed when the S&P 500 Index was close to its 2002 high of approximately 1150. The S&P 500 Index subsequently decreased significantly, even hitting a low of 770, and we determined that it was not in our shareowners’ best interests to make further sales until valuations improve;
b)	We eliminated the foreign currency component of our bond portfolio in March 2002;
c)	We reinvested the proceeds from the sales of the equity and foreign currency denominated securities into cash and short-duration bonds to reflect the current interest rate environment and our need to meet claims obligations as they fall due and to fund future distributions to shareowners.

3.	Substantial exit from the real estate segment
a)	We sold the Mahwah Data Processing Facility, Copley Marriott Hotel and our interest in the Copley Place retail and office complex producing total pre-tax gains of $141 million and net cash proceeds of $292 million. We also eliminated $281 million of long-term debt obligations associated with those properties;
b)	We further reduced our long-term debt through the repurchase and cancellation of a substantial majority of outstanding bonds due through 2019, thereby significantly reducing our current tax liability and our future interest expense.

4.	Resolution of contingent liability
a)	On January 22, 2003, we resolved a substantial portion of our tax litigation with the Internal Revenue Service through execution of a closing agreement that stipulated that the Company is not subject to United States taxation with respect to income arising from the shipper’s risk program for the years 1984 through 1999.

The results of these activities are reflected in the accompanying Consolidated Financial Statements and discussed further in the Management’s Discussion & Analysis section of this report.

Our focus throughout 2003 will be to prudently commute further reinsurance obligations, resolve our contingent liabilities, and to consider opportunities to complete the exits from our S&P 500 portfolio and our remaining real estate asset. We may also consider opportunities to sell some or all of our reinsurance subsidiaries to further accelerate our runoff, recognizing that many of our creditors may not be willing to agree to an early settlement or commutation of our liabilities. However, as with the sales of our real estate and equity investments, we must be patient in order to ensure that we achieve an optimal balance in both the timing and valuation of such asset sales.

We hope to make a further distribution in the next 12 months or so, although the amount and timing are subject to further successes in our runoff activities and approval from our insurance regulators in Bermuda. We will continue to keep you informed of developments through future periodic communications. We thank you again for your patience.

Sincerely,

/s/ ROBERT J. CLANIN	/s/ MARK R. BRIDGES
Robert J. Clanin Chairman of the Board	Mark R. Bridges President & Chief Executive Officer

Safe Harbor Disclosure

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Some of the statements contained in this letter to shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may” and “will” or similar words. These forward-looking statements relate to our plans and objectives for future operations including our growth and operating strategy, our implementation of new products and new reinsurance programs, trends in our industry and our policy on future dividends.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	the uncertainties of the reserving process
•	the uncertainties surrounding the estimates of losses incurred as a result of the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	future losses on unexpired policies, including launch and in-orbit satellite exposures through to 2007, financial guaranty programs that expire in 2005 and a residual value reinsurance program where the Company is exposed to losses until 2013
•	our ability to collect reinsurance recoverables, particularly given the increased credit risk following the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates
•	loss of the services of any of the Company’s remaining executive officers
•	uncertainties relating to government and regulatory policies (such as subjecting us to taxation in certain jurisdictions)
•	losses due to interest rate fluctuations
•	volatility in global financial markets which could affect our investment portfolio
•	the resolution of any pending or future tax assessments by the IRS against us
•	the resolution of other pending litigation

We do not undertake to update these forward-looking statements in any manner.